THE BEARD COMPANY Enterprise Plaza, Suite 320 5600 North May Avenue Oklahoma City, Oklahoma 73112 (405) 842-2333 OTCBB: BRCO	News Release Herb Mee, Jr., President

THE BEARD COMPANY ANNOUNCES

REDUCTION OF ITS INTEREST

IN BEARD PINNACLE, LLC;

REPORTS ON PROGRESS OF PLANT START-UP

FOR IMMEDIATE RELEASE: Friday, November 10, 2006

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that the investor group owning a 50% interest in the Beard Pinnacle, LLC venture has elected to exercise their option to assume control of the venture after an unsuccessful attempt by Beard to obtain a USDA loan guaranty or other third party funding. As a result of the option exercise, Beard’s interest in the coal processing plant venture has been reduced from 50% to 25% effective October 31, 2006.

Beard Pinnacle owns the innovative pond fines coal recovery plant at the Pinnacle Mine complex located near Pineville, West Virginia, which began operations earlier this month.

Herb Mee, Jr., President, stated: “We regret that our interest in the recovery project has been reduced, but look forward to continuing to work with our partners in the venture, which Beard Technologies, Inc. will continue to serve as the contract operator.”

Mee continued, “The start-up is going well. The plant is currently operating as expected for eight to 10 hour periods. We anticipate getting into consistent production and going to 12 hour shifts shortly.”

The Beard Company’s common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, oil and gas production, and its e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

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Statements regarding future profitability and operations, including the timing of those activities, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact us. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in our filings with the Securities and Exchange Commission. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or otherwise.

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FOR FURTHER INFORMATION CONTACT: Herb Mee, Jr.

Fax Number: (842-9901)	Email: hmee@beardco.com